COMPANY CONTACT
Avittar, Inc.
Jay Leatherman
781-821-2440

jleatherman@avitarinc.com
www.avitarinc.com




                       AMEX ACCEPTS AVITAR'S COMPLIANCE PLAN

CANTON, Mass. (March 23, 2004) - Avitar, Inc. (AMEX: AVR) today announced that the American Stock Exchange (AMEX) has accepted Avitar's business plan which will enable Avitar to maintain its listing on the American Stock Exchange. As previously announced in the Company's first fiscal quarter 10-QSB filing, Avitar had received notification from the American Stock Exchange that the Company was below certain of the Exchange's continued listing standards as set forth in the AMEX Company Guide. (Details of that notification are described in the Company's December 31, 2003 10-QSB). On March 17, 2004, the AMEX granted Avitar an extension through July of 2005 with periodic reviews to assure that the Company is making progress consistent with the plan. Failure to do so or to regain compliance by the end of the extension period could lead to the Company being delisted from the American Stock Exchange.

Peter P. Phildius, Chairman & CEO, commented, "We value our relationship with the American Stock Exchange very much and appreciate the AMEX's approach in working with us to meet their on-going listing requirements. The Compliance Plan that we submitted is consistent with our on-going business strategy and does not require us to alter our operating or capital funding plan."

Avitar, Inc. develops, manufactures and markets innovative and proprietary products in the oral fluid diagnostic market and customized polyurethane applications used in the wound dressing industry. Oral fluid diagnostics includes the estimated $1.5 billion drugs-of-abuse testing market, which encompasses the corporate workplace and criminal justice markets. Avitar's products include ORALscreen(TM), the world's first non-invasive, rapid, onsite oral fluid test for drugs-of-abuse. Additionally, Avitar manufactures and markets HYDRASORB(TM), an absorbent topical dressing for moderate to heavy exudating wounds. For more information, see Avitar's website at www.avitarinc.com.

Safe Harbor Statement. This release contains forward looking statements that are subject to risks and uncertainties including the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements.